We have issued our report dated March 3, 1997, accompanying the consolidated financial statements included in the Registration Statement of Flagstar Bancorp, Inc. on Form S-1 (File No. 333-21621, dated April 30, 1997). We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8.



Grant Thornton LLP



Detroit, Michigan
April 30, 1997